May 21, 2003

Board of Directors
Kentucky First Bancorp, Inc.
306 North Main Street
Cynthiana, Kentucky 41031

                  Re:      Registration Statement on Form S-8
                           ----------------------------------
Gentlemen:

     We have acted as counsel to and for Kentucky First Bancorp, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering under the Securities Act of 1933, as amended, 1,389 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock") subject to options granted pursuant to the Stock Option Agreement Between the Company and Director Charles S. Brunker (the "Option Agreement").

     In our capacity as counsel, we have been requested to render the opinion set forth in this letter and, in connection therewith, we have reviewed the following documents: (i) the Registration Statement; (ii) the Option Agreement;
(iii) the Company's Certificate of Incorporation and Bylaws; (iv) certain minutes of meetings or unanimous consents of the Board of Directors of the Company; and (v) a certificate of the President and Secretary of the Company dated May 2, 2003 certifying to the truth and correctness of (ii), (iii) and
(iv).

     In rendering this opinion, we have assumed and relied upon, without independent investigation, (i) the authenticity, completeness, truth and due authorization and execution of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents submitted to us as originals, and (iii) the conformity to the originals of all documents submitted to us as certified or photostatic copies.

     The law covered by the opinion expressed herein is limited to the Delaware General Corporation Law as compiled in Volume 3 of Prentice-Hall Law and Business Corporation Statutes without regard to case law.

     This opinion letter is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

     Based upon, and subject to, the foregoing, we are of the opinion that the Shares when issued pursuant to and in accordance with the Option Agreement will be legally issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,

                                       STRADLEY RONON STEVENS & YOUNG, LLP


                                       By:/s/ Gary R. Bronstein
                                          --------------------------------
                                          Gary R. Bronstein, A Partner